Exhibit 10.21

LOAN AGREEMENT

THIS LOAN AGREEMENT is made and entered into as of the 19th day of April, 2016, by and between Nutritional High International, Inc., a Canadian Company ("NHI"), and NHC Edibles, LLC, ("NHC"), a Colorado Limited Liability Company (NHC, together with NHI, the "Borrowers"), and Veterans Capital Fund, LLC, a Florida Limited Liability Company (the "Lender").

RECITALS

 At the request of Borrowers, Lender has agreed to fund to Borrowers a loan of Eight Hundred Thousand Dollars ($800,000) or so much thereof as may be advanced pursuant to the terms of this Agreement (hereinafter referred to as the "Loan"), to finance  the construction of  certain improvements by Borrowers on the property at 78 North Silicon Drive, Pueblo West, Colorado 81007 (the "Property") (a legal description of which is attached hereto as "Exhibit A") and make certain payments to certain major shareholders who currently own existing mortgages on the Property; and
NOW, THEREFORE, in consideration of good and valuable consideration, the receipt of which is hereby acknowledged, Lender and Borrowers hereby covenant and agree as follows:
1. DEFINITIONS:  All terms as used in this Agreement shall, have the meaning given to such terms in  the body of this Agreement.
2. THE LOAN:  (a)  The Loan shall be evidenced by the Note (hereinafter referred to as the "Note") and shall be secured by the deed of trust covering the fee simple estate of  in the Property, the rights and interests of Borrowers described therein (hereinafter referred to as the "Deed of Trust"), and secured by the Assignment of Assignment of Assignment of Leases and Rents (hereinafter referred to as the "Assignment of Leases and Rents"). The proceeds of the Loan shall be advanced in accordance with the provisions of this Agreement. (b)  The initial term of the Loan shall be twelve (12) months (the "Maturity Date"). Borrowers have an option to extend the term of this Note an additional six (6) months from the original Maturity Date upon written approval of Lender, provided Borrowers have reached minimum of monthly revenues of Two Hundred Thousand Dollars ($200,000) from the facility located at 78 North Silicon Drive, Pueblo West, Colorado 81007 in the month previous to the Borrowers exercising their extension option; 2) Borrowers are in compliance with the Note; 3) Borrowers have provided a written notice expressing a desire to initiate their six (6) month extension option; and 4) Borrowers have provided Lender with an internal financial statement showing the revenue from the facility located at 78 North Silicon Drive, Pueblo West, Colorado 81007.  Lender shall have five (5) business days to raise an objection in response to Borrowers' written notice of a request for the six (6) month extension option.  If Borrowers have furnished all of the information and Lender raises no objection within five (5) business days, then the six (6) month option shall initiate after five (5) business days have elapsed.   In the event that the Loan is extended an additional six (6) months beyond eighteen (18) months, the Borrowers shall pay a one-time extension fee of ten percent (10%) of the amount then currently owed in consideration of said extension and agree to an adjusted interest rate of eighteen and one half percent (18.50%).
3. TITLE INSURANCE AND SURVEY:  As a condition precedent to the obligation of Lender to make the initial advance of the Loan, Borrowers shall deliver to Lender, at Borrowers' expense, an ALTA mortgagee's title policy (the "Title Policy") from the title company in form satisfactory to Lender, with authorization for the title company to insure all mortgage disbursements by endorsements to the Title Policy at the time said disbursements are made covering the Property and, at Lender's request, interim mechanics lien endorsements.  The Title Policy shall insure in the amount of the Loan that the Deed of Trust is a valid and subsisting first deed of trust lien on the Property and all appurtenant easements, if any.

4. INSURANCE:  Borrowers shall furnish to Lender (with evidence of the payment of premiums therefor), or Lender may obtain at Borrowers' expense, insurance as required by the Deed of Trust.  So long as this Agreement shall be in force the policies of fire insurance shall be in the so‑called "All Risk Builders' Risk Completed Value Non‑Reporting Form", including collapse and earthquake coverage, in an amount equal to not less than one hundred percent (100%) of the completed insurable value of the improvements.  Lender's interest shall be protected with a standard mortgagee's clause in form and content satisfactory to Lender.  Upon completion of the Improvements, the insurance shall be converted to a standard hazard insurance policy with extended coverage, on a replacement cost basis, in form and substance satisfactory to Lender.  Borrowers shall purchase and maintain, or cause to be maintained comprehensive general liability insurance (including operations, contingent liability, operations of subcontractors, complete operations and contractual liability insurance) with a policy limit of not less than $1,000,000.00.  Borrowers agrees to require that all workers on the site of the Improvements are covered by Workers' Compensation insurance, with statutory coverage.  Borrowers further agrees to furnish Lender with a copy of the Workers' Compensation policy issued to the General Contractor.  If the Land is located within a flood-prone area as defined by the Federal Emergency Management Agency pursuant to the Flood Disaster Protection Act of 1973, Borrowers shall purchase and maintain a policy of flood insurance.  Borrowers shall also purchase and maintain such other insurance, in such amounts, and with such companies (as reasonably approved by Lender), as Lender may require, including boiler and machinery insurance and difference-in-condition insurance.

5. LOAN ADVANCES; LOAN AMOUNT:  Upon execution of the Loan and ancillary documents as required the Lender shall advance:

(a) Six Hundred Thousand Dollars ($600,000) to be used to pay One Hundred Fifty Thousand Dollars ($150,000) to existing shareholders of Borrowers for them to subordinate their security interest in the Property to Lender and Four Hundred Fifty Thousand Dollars ($450,000) to be utilized to complete the Phase I Improvements to Building "A" (11,000 square feet) for the manufacturing  of controlled oil extract products.

(b) After the completion of the Phase II, Two Hundred Thousand Dollars ($200,000) to be used towards completion of Phase II Improvements to Building "A" for manufacturing of controlled edible products.

6. CONDITIONS TO INITIAL ADVANCE:  The obligation of Lender to make the initial advance pursuant to this Agreement is Lender's receipt and approval of the following, in addition to all other conditions set forth herein, from Borrowers on or before the date of the initial advance hereunder:

(a)	Payment of a commitment fee in the amount of Forty Eight Thousand Dollars ($48,000) to Lender;
(b)	Payment of the 2015 Taxes on Property as referenced in Certificate of Taxes Due, Certificate No. 302,742;
(c)	The Loan Note, duly executed by Borrowers;
(d)	Deed of Trust, duly executed by Borrowers;
(e)	The Agreement, duly executed by Borrowers;
(f)	The Electronic Payment Request and Authorization, duly Executed by NHI;

(g)	The Warrant Agreement, duly executed by NHI;
(h)	The Registration Rights Agreement, duly executed by NHI;
(i)	The Title Policy;
(j)	The Subordination, Non-Disturbance, and Attornment Agreement, duly executed by NHC and Palo Verde, LLC;
(k)	The Assignment of Assignment of Assignment of Leases and Rents, duly executed by Rocfrim and acknowledged by Borrowers;
(l)	The Insurance Policy on the Property, with appropriate Mortgage Clause and endorsements naming Lender as an additional insured on the Liability coverage, in favor of Lender;
(m)	Opinions of Borrowers' counsel, in form and substance satisfactory to Lender;
(n)	A certificate of good standing of NHC, issued by the Secretary of State of Colorado;
(o)	A certificate of compliance of NHI, issued by Industry Canada;
(p)	A copy of the Articles of Organization of NHC, certified by the Secretary of State of Colorado;
(q)	A copy of the Certificate of Amendment and Articles of Incorporation in respect of NHI;
(r)	A copy of the Operating Agreement of NHC and NHI, certified by the managers of Borrowers;
(s)	Copies of resolutions of NHC and NHI authorizing the Loan and other ancillary agreements;
(t)	Such other organizational documents of Borrowers and of members of Borrowers' members which may include loan authorization resolutions and incumbency certificates, as Lender may request;
(u)	A current and valid copy of the annual license issued by the State of Colorado for NHC to manufacture controlled substances including marijuana products;
(v)	Such other papers and documents as may be required by this Agreement or as Lender may reasonably require;
7. ADDITIONAL CONDITIONS TO LOAN ADVANCES:  The obligation of Lender to make advances pursuant to this Agreement is subject to the following additional conditions precedent:

(a) Prior to each advance, upon request of Lender the Title Company shall have issued (i) an endorsement to the Title Policy reflecting the amount of all previous advances, insuring the continued priority of the Deed of Trust over mechanic's liens and showing no exceptions to the title of the Property other than those exceptions previously approved by Lender, and (ii) a commitment to issue an endorsement insuring the priority of the lien of the Deed of Trust, subject only to exceptions previously approved by Lender in writing, for the full amount of each such advance and all previous advances made by Lender to Borrowers pursuant to this Agreement.  Such continuation of title shall contain affirmative insurance that covenants and restrictions, if any, reported against the fee estate have not been violated by the Improvements;

(b) Prior to each advance, Borrowers shall, upon request of Lender, furnish Lender with evidence satisfactory to Lender, showing payment of all bills and charges for which advances of the Loan have been previously made pursuant to this Agreement.  Borrowers shall also deliver to Lender, upon request, such bills, receipts, invoices and other evidence as may reasonably be required by Lender;

8. DEFICIENCY:  Lender shall not be obligated to make any advance to Borrowers if, in the reasonable opinion of Lender, the balance of the Loan yet to be advanced by Lender is at any time less (the amount by which it is less being hereinafter referred to as a "Deficiency") than the actual sum, as estimated by Lender, which will be required to complete construction of the improvements and all costs and expenses of any nature whatsoever which will be incurred in connection with the completion of construction of the improvements and all operating deficits of the Improvements (including debt service on the Loan).
9. SPECIFIC ADDITIONAL COVENANTS OF BORROWERS:  Borrowers shall comply with each of the following terms and conditions:
 (a) Borrowers shall pay all fees and charges incurred in the procuring, making and administrating of the Loan, including, without limitation, fees, expenses and attorneys fees incurred by Lender, appraisal fees, and reasonable fees and expenses relating to examination of title, title insurance premiums, mortgage recording tax, and surveys;
(b) Borrowers shall not assign this Agreement or the moneys to be advanced and disbursed hereunder or convey, assign, pledge, encumber or mortgage any part of the Property (except for the Deed of Trust) without the prior consent of Lender;
(c) Borrowers shall not make any material changes in the type of business which it currently conducts or the form of its administrative or executive management or the manner in which it currently conducts its business; and
(d) Borrowers shall comply with all laws, regulations and ordinances with respect to the construction, ownership and operation of the Improvements (including the Americans with Disabilities Act, 42 U.S.C. § 12101, and the Occupational Safety and Health Act, 29 U.S.C. § 651), and shall pay all taxes and assessments, general and special, and all other levies or impositions on the Property prior to delinquency; provided, however, that Borrower may contest the amount or validity of any taxes, assessments, levies or impositions on the Property by appropriate legal proceedings, diligently pursued

10. FINANCIAL REPORTING:  Borrowers shall maintain a system of accounting satisfactory to Lender and in accordance with generally accepted accounting principles  in each applicable jurisdiction applied on a consistent basis throughout the period involved, permit Lender's officers or authorized representatives to visit and inspect Borrowers' books of account and other records at such reasonable times and as often as Lender may desire.  In addition, Borrowers shall furnish Lender promptly such additional information, reports and statements respecting the business operations and financial conditions, from time to time, as Lender may reasonably request. Borrowers shall furnish Lender a compliance certificate concurrently with and dated as of the date of delivery of each of its financial statements and each of its rent rolls required hereunder, containing (a) a certification that the statements delivered therewith are true and correct and that the Borrowers are not in default under the terms of the Note, the Deed of Trust, or any other loan document to which the Borrowers and the Lender are party and (b) such computations as may be necessary to demonstrate compliance with financial covenants set forth herein.

11. TRANSFER RESTRICTIONS:  Borrowers shall not encumber, pledge, mortgage, lease, grant a security interest in, assign, sell or otherwise transfer, by operation of law or otherwise, all or any portion of the mortgaged Property (other than the Deed of Trust and the permitted encumbrances identified therein) or any legal or equitable interest therein, without the prior written consent of Lender.  A transfer of a membership interests in Borrowers (other than by devise or descent or to existing members), including a transfer of a beneficial interest therein or pledge of any interest therein, or a withdrawal or replacement of any manager of Borrowers, shall be deemed to be a transfer of the Property.
12. EVENTS OF DEFAULT:  The term "Event of Default" as used in this Agreement shall mean the occurrence of any one or more of the following events:
(a) If Borrowers fail to pay when due any sum of money due and owing under the Note or any other loan document; or
(b) If a default shall occur in the performance of any non-monetary covenant or agreement under this Agreement, the Note, the Deed of Trust, or any of the other loan documents to which the Borrowers and the Lender are party, and which is curable, and shall continue for fifteen (15) days after Lender has given notice thereof to Borrowers; provided, however, that the period to cure such default may be extended by Lender for not more than sixty (60) additional days if, in Lender's judgment, Borrowers are diligently pursuing the removal of such condition and the value of the Property is not diminished thereby; or
(c) If any survey required or requested by Lender pursuant to the provisions of this Agreement shows any condition not approved by Lender, and such condition is not removed within thirty (30) days after notice thereof by Lender to Borrowers; provided, however, that the period to remove said condition may be extended for not more than sixty (60) additional days if Borrowers are diligently pursuing the removal of such condition and the value of the Property is not diminished thereby; or
(d) If any condition set forth in this Agreement for the making of an advance of the Loan has shall not have been satisfied for a period of thirty (30) days after such advance or disbursement is requested by Borrowers pursuant to the provisions of this Agreement; or
(e) If Borrowers execute any deed of trust or other security agreement with respect to the Property without prior consent of the Lender.
(f) If any representation or warranty made by Borrowers in any loan document shall be materially false or Borrowers shall be in breach of any covenant of Borrowers made in any loan document; or
(g) If Borrowers (i) initiate any proceeding seeking to have entered against it an order for relief under any Insolvency Legislation to adjudicate it insolvent seeking dissolution, winding up, liquidation, reorganization, arrangement, adjustment,  or composition of it or its debts under any law relating to bankruptcy, insolvency, or reorganization or relief of debtors or fail to file a defense to any such proceeding filed against it; (ii) is unable, or admits in writing its inability to pay its debts as they become due; (iii) makes an assignment for the benefit of creditors; (iv) fails to have vacated or set aside within sixty (60) days of its entry any order of a court appointing a receiver or trustee for all or a substantial part of its property; (v)  is adjudicated a bankrupt; or (vi) becomes insolvent however otherwise evidenced; or

Upon the occurrence of an Event of Default, Lender (i) may, at its option and in its sole discretion, declare the Note immediately due and payable, (ii) may, at its option and in its sole discretion, cease to make advances of the Loan, and (iii) may pursue any and all remedies provided for in the loan documents, or otherwise available.
13. HAZARDOUS SUBSTANCES:  (a)  Definitions.  "Hazardous Substances" means and includes all regulated, hazardous and toxic substances (including without limitation petroleum and petroleum products), pesticides, metals or heavy metals, infectious wastes, solid, liquid or gaseous wastes or materials, any pollutants or contaminants (including, without limitation, PCBs, asbestos and materials or components which include hazardous constituents), or any other similar substances, or materials which are included under or regulated by any now existing or hereafter enacted or promulgated local, state or federal law, statute, ordinance, rule or regulation pertaining to environmental protection, regulation, contamination or clean-up, toxic waste, underground storage tanks and hazardous substance or material handling, treatment, storage, use, transportation or disposal, including without limitation the Comprehensive Environmental Response Compensation and Liability Act ("CERCLA"), the Resource Conservation and Recovery Act ("RCRA"), state lien or environmental clean-up statutes, all as exist from time to time (all such laws, statutes, ordinances, rules and regulations being referred to collectively as "Environmental Laws").
 (b) Lender's Right to Inspect.  If at any time Lender shall have reasonable cause to believe that the Property is or may be contaminated with any Hazardous Substance, Lender shall have the right to inspect the mortgaged Property, upon reasonable notice to Borrowers, and the option to obtain environmental assessments of the mortgaged Property, including the right, at its option, to perform or cause to be performed intrusive borings and testing of soils and/or groundwater.  The loan documents shall also secure the reasonable cost of such environmental assessments, and all money so paid, with interest thereon from the date of such payment at a rate equivalent to the adjusted interest rate as set forth in the Note shall be an obligation secured by the mortgaged Property and any other collateral for the Loans, and shall be repaid by Borrowers on demand.  Borrowers agree that Lender shall not be responsible for liability caused by the presence or release of Hazardous Substances during such inspection and/or any environmental assessments except such resulting from the gross negligence or willful misconduct of Lender, its contractors, agents or employees.
(c) Indemnification.  Borrowers covenant and agree to indemnify, reimburse and hold Lender, it affiliates, shareholders, officers, directors, agents, contractors, servants and employees harmless from and against any or all liability, loss, injury, damage, liens or costs (including reasonable attorneys' and paralegals' fees, costs and expenses) whatsoever caused by or relating to any (i) violation or claimed violation of any of the foregoing representations, warranties or covenants or any Environmental Laws which relate to the mortgaged Property; or, (ii) arising out of the presence or release of any Hazardous Substances onto, under, into or in the mortgaged Property.  This indemnification provision shall survive the satisfaction or release of the lien of the Deed of Trust, foreclosure, or transfer of title by deed in lieu of foreclosure, or otherwise.

14. REPRESENTATIONS AND WARRANTIES:  Borrowers represent and warrant to Lender as follows:
(a) The Improvements and their contemplated use will, upon completion in accordance with the plans and specifications, comply with all applicable zoning resolutions, building codes, environmental and other applicable laws, rules and regulations, including, without limitation, those relating to disabled persons.
(b) The Improvements are not now damaged or injured as a result of any fire, explosion, accident, flood or other casualty.
(c) No condemnation or eminent domain proceeding has been commenced or, to the best knowledge of Borrowers, is about to be commenced against the mortgaged Property or any portion thereof.
(d) Borrowers have no knowledge of any notices of violations of Federal law or municipal ordinances or orders or requirements of the state in which the Property is located or any municipal department or other governmental authority.
(e) There will be no actual or threatened conflict with, or violation of any regulatory statute, state, provincial or federal tax laws as it relates to Borrowers and or the principals prior to or during the term of the Loan other than any Federal regulatory statutes relating to marijuana.
(e) NHC is a limited liability company duly organized and validly existing under the laws of the State of Colorado, and has the power to own property and to carry on its business, and is qualified to do business and is in good standing, in the State of Colorado.
(f) Borrowers have the full power and authority to execute and deliver the Loan Documents and the same constitute the binding and enforceable obligations of Borrowers in accordance with their terms.
(g) There are no actions, suits or proceedings pending or, to the best knowledge of Borrowers, threatened, or any basis therefor, against or affecting Borrowers at law or in equity, in any court or before any governmental department or agency, which may result in any material adverse change in the properties, assets, business or condition, financial or otherwise, of Borrowers or the ability of Borrowers to perform the obligations under this Agreement and/or the other loan documents.
(h) There are no provisions contained in any organizational document of Borrowers and no provision of any existing mortgage, indenture, contract or agreement binding on Borrowers or affecting its property, which would conflict with or in any way prevent the execution, delivery, or carrying out of the terms of this Agreement and the loan documents.
(i) Borrowers have filed or will file all Federal, state, provincial and other tax and similar returns and has paid or provided for the payment of all taxes and assessments due thereunder through the date of this Agreement, including without limitation, all withholding, FICA and franchise taxes.
(j) All statements by Borrowers contained in any certificate, statement, document or other instrument delivered by or on behalf of Borrowers at any time pursuant to this Agreement or the other loan documents shall constitute representations and warranties made by Borrowers hereunder.

(k) No part of the proceeds of the Loan hereunder will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any such margin stock or to reduce or retire any indebtedness incurred for any such purpose.  If requested by Lender, Borrowers will furnish to Lender a statement in conformity with the requirements of Federal Reserve Form U‑1 referred to in Regulation U to the foregoing effect.
15. INDEMNIFICATION:  Borrowers agree to protect, defend, indemnify and hold Lender harmless from and against any and all loss, liability, damage, suit, claim, expense, fees and costs (including without limitation, court costs and attorney's fees) arising out of or relating to Lender's entering into and/or carrying out the terms of this Agreement or being the holder of the Note or the Deed of Trust resulting from Borrowers' default hereunder or the completion of the Improvements, including, without limitation, any injury or damage to person and/or property occurring on or about the subject property and Improvements, except to the extent such loss or damage is attributable to out of Lender's gross negligence or willful misconduct.  The obligations of the Borrowers under this shall survive payment of the Note.  This paragraph shall not serve to limit any indemnification provided herein, titled "Hazardous Substances."
16. INCORPORATION OF PROVISIONS:  The Note and the Deed of Trust are subject to the conditions, stipulations, agreements and covenants contained herein to the same extent and effect as if fully set forth therein until this Agreement is terminated by payment in full of the debt.
17. FURTHER ASSURANCES:  Borrowers shall on demand of Lender do any act or execute any additional documents reasonably required by Lender to evidence the Loan.
18. PARTIES BOUND, ETC.:  The provisions of this Agreement shall be binding upon and inure to the benefit of Borrowers and Lender and their respective successors and assigns (except as otherwise prohibited by this Agreement).
19. NO JOINT VENTURE:  This Agreement and the other loan documents do not create, and shall not be construed as creating a joint venture or partnership between Lender and Borrowers, and nothing herein contained shall be deemed to constitute Borrowers, the agent or representative of Lender for any purpose.
20. NO ASSUMPTION:  The obligations of Borrowers may not be assigned to any other person or entity without prior written consent of the Lender.
21. WAIVERS:  Lender may at any time and from time to time waive any one or more of the conditions contained herein, upon reasonable notice to Borrowers, no such waiver shall be deemed to be a modification hereof, and any such waiver in any instance or under any particular circumstance shall not be considered a waiver of such condition in any other instance or circumstance.
22. PUBLICITY.  Lender may at any time publicize the making of the Loan.
23. GOVERNING LAW:  This Agreement is and shall be deemed to be a contract entered into pursuant to the laws of the State of Colorado and shall in all respects be governed, construed, applied and enforced in accordance with the laws of the State of  Colorado.
24. SEVERABILITY:  If any term, covenant or provision of this Agreement shall be held to be invalid, illegal or unenforceable in any respect, this Agreement shall be construed without such term, covenant or provision.

25. NOTICES.  All notices required or permitted hereunder shall be in writing, signed by the party giving such notice, and shall be deemed given when delivered personally one (1) business day after delivery to a reputable overnight delivery service providing a receipt, or two (2) business days after deposit in the United States mail, postage prepaid, certified with return receipt requested, at the address set forth below, or at such other address as may have been given in accordance with this provision.
26. FEES AND EXPENSES:  Borrowers shall be responsible for paying all legal and out-of-pocket expenses of Lender associated with underwriting, closing, monitoring the construction of the Improvements, the Loan funding process and any and all other out-of-pocket costs, expenses and fees (including reasonable attorneys' fees) in connection with the Loan (whether or not the Loan is closed).  These fees include the legal counsel of Lender for closing work (including duplicating and word processing fees), construction and environmental consultants, and any other costs, expenses and fees incurred by Lender in connection with this transaction (including appraisal costs and fees, and the costs, expenses and fees of the inspecting architect).  In addition, Borrowers shall reimburse Lender for any capital adequacy or similar requirements imposed upon Lender in connection with the Loan as the result of any change in the applicable law or regulations after the date of this Agreement (or such additional costs and expenses may be charged to Borrowers).  Borrowers shall pay to Lender, upon demand, all expenses incurred by Lender in connection with the collection of the Debt after an Event of Default, the enforcement of the Loan Documents, and in curing any defaults under the loan documents (including, without limitation, reasonable attorneys' fees), with interest thereon at the Default Rate from the date incurred by Lender to the date of repayment to Lender, which sums and interest shall be secured by the Deed of Trust.
27. MODIFICATION:  This Agreement may not be modified, amended or terminated, except by an agreement in writing executed by the parties hereto.
28. COUNTERPARTS:  This Agreement may be executed in any number of counterparts, each of which, when so executed and delivered, shall be an original, but such counterparts shall together constitute one and the same instrument.
29. RIGHT TO INSPECT:  Lender and/or its representatives shall have the right to inspect the Property at any time during the term of the Loan, upon reasonable notice, and Borrowers shall lend friendly assistance to all such persons.
30. COMMITMENT SURVIVES.  Borrowers' agreements contained in that certain Loan Commitment letter dated March 18, 2016 where not inconsistent with this Agreement or an other loan document, shall survive the closing of the Loan and shall remain binding upon Borrowers.
31. RELEASE.  If Borrower shall fully pay all debt, then all loan documents shall be released and any expense in connection thereunder shall be borne by Borrower.
ORAL AGREEMENTS OR COMMITMENTS TO LOAN MONEY, EXTEND CREDIT OR TO FORBEAR FROM ENFORCING REPAYMENT OF A DEBT, INCLUDING PROMISES TO EXTEND OR RENEW SUCH DEBT, ARE NOT ENFORCEABLE.  TO PROTECT YOU (BORROWER) AND US (CREDITOR) FROM MISUNDERSTANDING OR DISAPPOINTMENT, ANY AGREEMENTS WE REACH COVERING SUCH MATTERS ARE CONTAINED IN THIS WRITING, WHICH IS THE COMPLETE AND EXCLUSIVE STATEMENT OF THE AGREEMENT BETWEEN US, EXCEPT AS WE MAY LATER AGREE IN WRITING TO MODIFY IT.
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IN WITNESS WHEREOF, Lender and Borrowers have duly executed this Agreement as of the day and year first above written.

Veterans Capital Fund, LLC

By: ____"Joseph E. Wold. Jr."_______
Name: Joseph E. Wold. Jr.
Title:   Managing Member

Nutritional High International, Inc.

By: ____"Adam Szweras"____________
Name: Adam Szweras
Title:   Director

NHC Edibles, LLC.

By: ____"Adam Szweras"____________
Name: Adam Szweras
Title:   Director

Exhibit A - Legal Description

EXHIBIT A

LEGAL DESCRIPTION

PARCEL A OF LOT LINE VACATION NO 98-12
FORMERLY KNOWN AS LOTS 4, 5 & 6 BLK 1 TRK 249, PUEBLO WEST AND LORS 7, 8, 9 AND 10, BLOCK 1, TRACT 249, PUEBLO WEST, COUNTY OF PUEBLO, STATE OF COLORADO

also known and numbered as: 78 N Silicon Drive #80, Pueblo CO 81007